Exhibit 99.1

The reporting person is a member of the board of directors of the issuer and is a Partner of Crestview, L.L.C., which is the general partner of Crestview Partners II GP, L.P., which serves as the general partner of Crestview Partners II, L.P., Crestview Partners II (TE), L.P., Crestview Partners II (FF), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P. (collectively, the "Crestview Funds"). Each of the Crestview Funds is a member of Crestview Radio Investors, LLC, which directly beneficially owns 60,635,311 shares of Class A Common Stock and 7,815,553 warrants of the issuer (as adjusted pursuant to the terms of the Warrant, dated September 16, 2011, as previously filed as Exhibit 4.5 to the Issuer's Current Report on Form 8-K filed with the Securities Exchange Commission on September 22, 2011, to reflect the Issuer's underwritten public offering on October 16, 2013 of shares of Class A Common Stock of the Issuer). The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.